Exhibit 21.1

Workhorse Technologies Inc., an Ohio corporation (f/k/a AMP Electric Vehicles Inc.)

Workhorse Motor Works Inc., an Indiana corporation (f/k/a AMP Trucks Inc.)

Workhorse Properties Inc., an Ohio corporation

Surefly, Inc., a Delaware corporation